EXHIBIT 99


FOR IMMEDIATE RELEASE

                   CELLULAR COMMUNICATIONS INTERNATIONAL, INC.
               EXTENDS OFFER FOR ITS 13-1/4% SENIOR DISCOUNT NOTES
                 AND REDUCES PERCENTAGE REQUIRED TO BE TENDERED

     NEW YORK, NY, March 9, 1998 -- Cellular Communications International, Inc. (Nasdaq: CCIL) today announced that it is extending its previously announced offer to purchase all of its outstanding 13-1/4% Senior Discount Notes due 2000 and that it is amending the minimum tender condition of the offer to reduce the minimum percentage of Senior Notes required to be validly tendered from 90% to 80%. The offer has been extended through 5:00 p.m., New York City time, on Tuesday, March 17, 1998. According to The Chase Manhattan Bank, the depositary for the solicitation, approximately $232,389,000 (82.55%) aggregate principal amount at maturity of Senior Notes had been tendered as of 5:00 p.m., New York City time, on Monday, March 9, 1998.

     On February 23, 1998, the Company announced that it had received consents from the holders of $232,208,000 (82.48%) of the outstanding Senior Notes in connection with its previously announced solicitation, made in conjunction with the offer, of consents to amend the indenture pursuant to which the Senior Notes were issued. A supplemental indenture was executed promptly following such announcement.

     Senior Note holders may obtain information relating to the offer by contacting Donaldson, Lufkin & Jenrette Securities Corporation, the financial advisor for the Solicitation, collect at (212) 892-7933 or toll free at (888) 645-2218 attention: Curtis Dickinson.